CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 29, 2024, relating to the financial statements and financial highlights of P/E Global Enhanced International Fund and The Torray Fund, each a series of The RBB Fund Trust., for the year ended August 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio
December 26, 2024

COHEN & COMPANY, LTD.

800.229.1099 | 866.818.4538 fax |

Registered with the Public Company Accounting Oversight Board